Exhibit 10.34

IHS INC.
2004 LONG-TERM INCENTIVE PLAN

2007 Restricted Stock Units Award Document

Performance-Based RSUs

This Restricted Stock Units Award Document (this “Award Document”) sets forth the terms of a Restricted Stock Unit Award (“Award”) given to                               (“you”) by IHS Inc. (the “Company” or “IHS”).

Unless defined in this Award Document, capitalized terms will have the same meanings ascribed to them in the IHS Inc. 2004 Long-Term Incentive Plan (as may be amended from time to time, the “Plan”).

Pursuant to Article 8 of the Plan, you have been granted restricted stock units (“RSUs” or “Units”), where each Unit represents one Share (i.e., one share of the Company’s Class A common stock), on the following terms and subject to the provisions of the Plan, which is incorporated by reference.  In the event of a conflict between the provisions of the Plan and this Award Document, the provisions of the Plan will prevail.

Participant:

Employee ID:

Total Number of Units Granted:	Units representing

Shares (at “Target” performance level)

Grant Date:	, 2007

Vesting Schedule:	See Exhibit A attached

Your acceptance of this Award evidenced by either your signature below or a form of electronic acceptance, the method being determined by the Company, indicates that you and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and the terms and conditions set forth in the attached Exhibit A.  YOU MUST ACCEPT THIS AWARD WITHIN 90 DAYS OF THE GRANT DATE OR THE AWARD WILL AUTOMATICALLY BE CANCELLED.

RECIPIENT	IHS INC.

By:

Title:
Print Name

clause (ii) below as of the date the Committee makes the certification referenced in clause (iii) below (the “Performance Vesting Date”); subject to the provisions on Termination and Forfeiture below.

(i)            Performance Objectives.  The Committee has established Performance Objectives for each of the three Performance Periods based on (A) an increase in the “adjusted EBITDA” of the Company during the applicable Performance Period and (B) an increase in the “revenue” of the Company during the applicable Performance Period.  “Adjusted EBITDA” will mean net income minus interest income plus interest expense plus depreciation and amortization, as such amount is adjusted to exclude the effect of any non-cash items (including without limitation, any expense related to equity compensation awards), net gains (losses) on sales of assets and net gains (losses) on sales of investments in affiliates, and other items that management does not utilize in assessing the Company’s operating performance, as set forth in the Company’s financial statements filed by the Company in connection with its filings with the U.S. Securities and Exchange Commission.  “Revenue” will have the meaning for such term as used in the Company’s financial statements filed by the Company in connection with its filings with the U.S. Securities and Exchange Commission.  Adjusted EBITDA and Revenue shall include the results of any acquisitions by the Company completed on or before November 30, 2007.  Anything above to the contrary notwithstanding, the results of acquisitions completed subsequent to November 30, 2007 shall not be included unless otherwise determined by the Committee, in its sole discretion.  The results of acquisitions completed subsequent to November 30, 2007 may be included and the Performance Objectives for “Threshold”, “Target” and “Maximum” performance levels may be adjusted by the Committee, in its sole discretion, to reflect such acquisitions.   In the event of any such adjustments, the adjusted Performance Objectives will be provided to you.

(ii)           Performance-Based Vesting.  Subject to the provisions on Termination and Forfeiture below and to clause (iii) below, the number of Units covered by this Award that will vest and become free of restrictions on each of the three Performance Vesting Dates for the Performance Periods ending November 30, 2007, 2008, 2009 will be calculated as follows.

“33⅓% of Target” number of Units	EBITDA Payout% for Performance Period
as set forth on the front page______ x _Average of		= _Units Vesting
of this Award Document	Revenue Payout% for Performance Period

Adjusted EBITDA

1.     if Adjusted EBITDA for the applicable Performance Period is at “Threshold” performance  level, then the EBITDA payout % will be 50%

2.     if Adjusted EBITDA for the applicable Performance Period is at “Target” performance level, then the EBITDA payout % will be 100%

3.     if Adjusted EBITDA for the applicable Performance Period is at “Maximum” performance level, then the EBITDA payout % will be 150%

Revenue

1.     if Revenue for the applicable Performance Period is at “Threshold” performance level, then the Revenue payout % will be 50%

2.     if Revenue for the applicable Performance Period is at “Target” performance level, then the Revenue payout % will be 100%

3.     if Revenue for the applicable Performance Period is at “Maximum” performance level, then the Revenue payout % will be 150%

The EBITDA payout percentage and Revenue Payout percentage will be prorated if Adjusted EBITDA and/or Revenue is between “Threshold” and “Target” or between “Target” and “Maximum” performance levels.

For avoidance of doubt, the total number of Units granted as set forth on the first page of this Award Document reflects a total number in the event Adjusted EBITDA and Revenue for each of the three Performance Periods are both satisfied at “Target” performance levels.  In the event both Adjusted EBITDA and Revenue for each of the three Performance Periods are satisfied at “Maximum” performance levels, the number of Units vesting will be 150% of the total number of Units granted as set forth on the first page of the Award Document.  In the event the number of Units vesting for any Performance Period is less than 33⅓% of the “Target” number of units, the unvested Units representing the short-fall from “Target” for such Performance Period will be forfeited effective on the last day of the applicable Performance Period.

(iii)          Committee Certification.   The Committee must certify in writing prior to the Units covered by this Award vesting and becoming free of restrictions that the Performance Objectives were, in fact, satisfied, which certification will be made no later than February 28th of the Fiscal Year immediately following the end of the applicable Performance Period.

Forfeiture.

In the event in any of the three twelve-month Performance Periods ending November 30, 2007, November 30, 2008 or November 30, 2009 you are __ of the Company on the first day of the Performance Period (i.e., December 1) but you cease to be ___ of the Company (other than resulting from death or Disability) at any time on or prior to the last day of the Performance Period (i.e., November 30), the unvested RSUs that would otherwise vest as provided above for the Performance Period that includes the date you cease to be __ of the Company shall vest and be free of restrictions on the Performance Vesting Date with respect to such Performance Period on the basis of the performance levels satisfied for such Performance Period.  All additional unvested RSUs that could otherwise vest for any subsequent Performance Period(s) in which you were not __ of the Company on the first day of the relevant Performance Period, shall be forfeited without any consideration, unless the Committee expressly determines otherwise, and for purposes of Section 4.2 of the Plan, the Shares underlying such additional unvested RSUs will again be available for issuance under the Plan.

Termination.

In the event of termination of your employment prior to November 30, 2009 due to your death or Disability, (i) the unvested RSUs that would otherwise vest as provided above for the Performance Period in which such termination of employment occurs shall vest and be free of restrictions on the Performance Vesting Date following the date of  termination of employment due to death or Disability on the basis of the performance levels satisfied for such Performance Period, and (ii) the unvested RSUs for any remaining Performance Periods following the Performance Period in which such termination of employment occurs  shall vest and be free of restrictions on the date of termination of such employment to such extent as if all Performance Objectives for such Performance Periods had been fully satisfied at “Target” performance level.

For purposes of this Award Document, “Disability” shall mean a mental or physical illness that entitles you to receive benefits under the long-term disability plan of the Company or an Affiliate; provided that you remain totally disabled for six (6) consecutive months.  If you are not covered by such a plan, “Disability” shall be defined by reference to the Company’s long-term disability policy as if such policy applied to you.

Change in Control.

If a Change in Control occurs prior to November 30, 2009, as of the effective date of such Change in Control, the Units covered by this Award for the Performance Period in which such Change in Control occurs and any subsequent Performance Periods shall vest and be free of restrictions to such extent as if all Performance Objectives had been fully satisfied at “Target” performance level, and you shall participate in the acquisition to the extent of and in the same manner as all other stockholders of the Company.

Withholding Taxes.

You acknowledge that you are required to make acceptable arrangements to pay any withholding taxes that may be due as a result of receipt of this Award or the vesting and payout of the RSUs that you receive under this Award, and no Shares will be released to you until you have made such arrangements.  These arrangements may include any one or a combination of the following, as determined by the Company or the Committee:  (a) withholding of Shares or the sale of Shares that otherwise would be released to you when they vest; (b) surrendering of Shares that you already own; (c) direct payment by you to the Company; (d) payroll withholding; (e) any other method as the Company or Committee may elect in compliance with applicable law.  The FMV of the Shares that are withheld or that you surrender, if applicable, determined as of the date when the taxes otherwise would have been withheld in cash, will be applied as a credit against the taxes.

You acknowledge that the ultimate liability for all tax obligations legally due by you is and remains your responsibility.

Tax Consultation.

By signing this Award Document, you represent that you have consulted with any tax consultant(s) you deem advisable in connection with the grant and vesting of this Award (including the delivery of Shares underlying the RSUs that you receive under this Award), that you are not relying on the Company or an Affiliate for any tax advice and that you will hold the Company and its Affiliates harmless from any and all tax liabilities imposed in connection with the grant and vesting of this Award (including the delivery of any Shares).

No Guarantee of Continued Employment.

YOU ACKNOWLEDGE AND AGREE THAT THIS AWARD DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE “VESTING SCHEDULE” SET FORTH IN THIS AWARD DOCUMENT DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT FOR THE VESTING PERIOD, FOR ANY PERIOD OR AT ALL AND WILL NOT INTERFERE IN ANY WAY WITH YOUR RIGHT OR THE COMPANY’S OR ANY AFFILIATE’S RIGHT TO TERMINATE YOUR EMPLOYMENT AT ANY TIME OR FOR ANY REASON NOT PROHIBITED BY LAW, AND WILL NOT CONFER UPON YOU ANY RIGHT TO CONTINUE YOUR EMPLOYMENT FOR ANY SPECIFIED PERIOD OF TIME.

Data Protection.

You acknowledge and agree that, for the reasons described below, the Company or any of its Affiliates may process sensitive personal data about you.  Such data may include, but shall not be limited to:

•                  Personal data:  Name, address, telephone number, fax number, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport or visa information, age, language skills, drivers license information, birth certificate and employee number.

•                  Employment information:  Curriculum vitae or resume, wage history, employment references, job title, employment or severance agreement, plan or benefit enrollment forms and elections and equity compensation or benefit statements.

•                  Financial information:  Current wage and benefit information, personal bank account number, brokerage account information, tax related information and tax identification number.

The Company may, from time to time, process and transfer this or other information for internal compensation and benefit planning (specifically, for enrollment purposes in the Plan and the administration of the Plan), to determine training needs, to develop a global human resource database and to evaluate skill utilization.

The legal persons for whom your personal data is intended are the Company, the outside plan administrator (as selected by the Company from time to time), legal counsel to the Company (as selected by the Company from time to time), the accountants for the Company (as selected by the Company from time to time) and any other person that the Company may find in its administration of the Plan to be appropriate.  You acknowledge that you have been informed of your right to access and correct any personal data by contacting:

Corporate Human Resources

IHS Inc.

15 Inverness Way East

Englewood, Colorado 80112

Telephone No. 303-397-7977

Facsimile No.: 303-397-2633

E-mail: humanresources@ihs.com

The Company agrees to ensure that all personal and/or sensitive data that is transmitted will be kept confidential and used only for legitimate Company purposes as described above.

You hereby give your explicit consent to the Company to process any such personal and/or sensitive data.  You also hereby provide explicit consent to the Company to transfer any such personal and/or sensitive data outside of the country in which you work or are employed.

Acquired Rights.

In accepting the Award, you acknowledge that:

(a)           the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(b)           the award of RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded repeatedly in the past;

(c)           all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)           your participation in the Plan is voluntary;

(e)           the RSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or to your actual employer, and RSUs are outside the scope of your employment contract, if any;

(f)            the RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g)           neither the RSUs nor any provision of this Award Document, the Plan or the policies adopted pursuant to the Plan confer upon you any right with respect to employment or continuation of current employment, and in the event that you are not an employee of the Company or any subsidiary of the Company, the RSUs shall not be interpreted to form an employment contract or relationship with the Company or any Affiliate;

(h)           the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(i)            the value of Shares acquired on vesting of RSUs may increase or decrease in value;

(j)            no claim or entitlement to compensation or damages arises from termination of RSUs, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the RSUs or Shares received upon vesting of the RSUs resulting from termination of your entitlement by the Company or any Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and any Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Award Document, you shall be deemed irrevocably to have waived your entitlement to pursue such claim; and

(k)           in the event of termination of your employment (whether or not in breach of local labor laws), your right to receive RSUs and vest under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), your right to receive Shares pursuant to the RSUs after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.

Language.

If you have received this or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Electronic Delivery.

The Company may, in its sole discretion, decide to deliver any documents related to the Award granted under and participation in the Plan or future awards that may be granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Entire Agreement; Governing Law.

The Plan and this Award Document constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof.  This Award Document may not be modified in a manner that impairs your rights heretofore granted under the Plan, except with your consent.  This Award Document is governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Award Document to the substantive law of another jurisdiction.

Severability.

The provisions of this Award Document are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

BY SIGNING THE AWARD DOCUMENT, YOU ACKNOWLEDGE RECEIPT
OF A COPY OF THE PLAN AND REPRESENT THAT YOU ARE FAMILIAR
WITH THE TERMS AND CONDITIONS OF THE PLAN, AND HEREBY

ACCEPT THIS AWARD SUBJECT TO ALL PROVISIONS IN THIS AWARD
DOCUMENT AND IN THE PLAN.  YOU HEREBY AGREE TO ACCEPT AS
FINAL, CONCLUSIVE AND BINDING ALL DECISIONS OR
INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS
ARISING UNDER THE PLAN OR THIS AWARD DOCUMENT.